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EXHIBIT 10(e1)

PLAYTEX PRODUCTS, INC.

DEFERRED BENEFIT EQUALIZATION PLAN

(Amended and restated effective January 1, 2002)

PLAYTEX PRODUCTS, INC.

DEFERRED BENEFIT EQUALIZATION PLAN

        In recognition of the services provided to Playtex Products, Inc. and certain subsidiary corporations (collectively, the "Company") by certain senior management and highly compensated employees, the Company maintains the Playtex Products, Inc. Deferred Benefit Equalization Plan, formerly known as the Deferred Benefit Equalization Plan of Playtex Products, Inc. and Certain Subsidiary Corporations, (the "Plan") to offer such employees opportunities to defer receipt of a portion of their compensation, including any commissions and/or bonuses, payable to them by the Company and to provide such employees with retirement benefits that would otherwise be unavailable by reason of certain restrictive provisions of law applicable to the Playtex Profit-Sharing Retirement Plan (the "Retirement Plan"). The Plan was initially established by the predecessor of the Company, was previously amended and restated effective January 1, 1997, and is herein amended and restated effective January 1, 2002. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation for a select group of management or highly compensated employees within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

        Section 1.01    Definitions.    Whenever used in this Plan:

          "Account" means entries maintained in the records of the Company which represent a Participant's benefit under the Plan. The term "Account" shall refer, as the context indicates, to one or all of the following:

            (a)  "Compensation Deferral Account" means the account which shows a Participant's Earning amounts credited to a Participant's Account pursuant to Section 2.01(c), net interest attributable thereto pursuant to Section 2.05, and adjustments for payments made pursuant to Article 3 or 4.

            (b)  "Bonus Deferral Account" means the account which shows a Participant's MIP and Sales Bonus amounts credited to a Participant's Account pursuant to Section 2.01(b), net interest attributable thereto pursuant to Section 2.05, and adjustments for payments made pursuant to Article 3 or 4.

            (c)  "Company Matching Account" means the account which shows amounts credited to a Participant's Account pursuant to Section 2.02, net interest attributable thereto pursuant to Section 2.05, and adjustments for payments made pursuant to Article 3 or 4.

            (d)  "Company Profit Sharing Account" means the account which shows amounts credited to a Participant's Account pursuant to Section 2.03, net interest attributable thereto pursuant to Section 2.05, and adjustments for payments made pursuant to Article 3 or 4.

          "Beneficiary" means any individual or entity designated by a Participant pursuant to Section 4.02 to receive death benefits described in Section 4.01 subsequent to the Participant's death.

          "Board" means the Board of Directors or other governing body of Playtex Products, Inc.

          "Change of Control" means the occurrence of any of the following:

              (i)  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13-d3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have a beneficial ownership of all shares that such period has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Company;

            (ii)  the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any party or parties to the Stock Purchase Agreement or their respective affiliates; or

            (iii)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of all the directors or a majority of the directors on either the "Purchaser Nominating Committee" or the "Non-Purchaser Nominating Committee" as such terms are defined by the Stock Purchase Agreement, in each case who were either directors at the beginning of such period or were previously so elected or nominated) cease for any reason to constitute a majority of the Board then in office.

          "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature and purpose.

          "Company" means Playtex Products, Inc., Playtex Manufacturing, Inc., Playtex Sales & Services, Inc., and Playtex Beauty Care, Inc., and any successor thereto that assumes sponsorship of the Plan and the obligations of the Company hereunder.

          "Compensation Deferral" means the amount or amounts of a Participant's Earnings deferred under the provisions of Article 2 of this Plan.

          "Disability" has the same meaning as the term "Totally and Permanently Disabled" is defined in the Retirement Plan.

          "Earnings" has the same meaning as such term is defined in the Retirement Plan.

          "Effective Date" means January 1, 2002, the effective date of the amendment and restatement of the Plan.

          "Eligible Employee" means an Employee whose Retirement Account is limited by the provisions of section 401(a)(17) or a similar provision of the Code and who is eligible to participate in the Plan for a particular Plan Year as designated and approved by the Retirement Committee in its sole discretion; provided, however, that to qualify as an "Eligible Employee" for purposes of the Plan, the Employee must (a) be a member of a "select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA, as determined by the Plan Administrator, and (b) have Earnings of at least $80,000 during the Plan Year immediately preceding the Plan Year in which Compensation Deferrals are deferred.

          "Employee" means any individual who meets the definition of "Employee" as defined under the Retirement Plan.

          "Hardship" means, as determined by the Plan Administrator, a severe financial hardship to the Participant arising from (a) a sudden and unexpected illness or accident of the Participant, his spouse, or a dependent (within the meaning of Code section 152(a)) or (b) loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Notwithstanding the foregoing, a financial hardship shall not be considered to exist if the financial hardship can be relieved through reimbursement by insurance or otherwise, by liquidating the Participant's assets, to the extent that the liquidation of such assets would not itself cause a severe financial hardship, or by ceasing or reducing the Participant's Compensation Deferrals under this Plan.

          "Participant" means (a) any Eligible Employee who makes a Compensation Deferral election pursuant to Section 2.01 hereof, or (b) any former Eligible Employee who has a balance in his Account greater than zero and who either (1) continues to be employed by the Company, or (2) has a vested interest in his Account pursuant to Article 5 which has not been distributed pursuant to Article 3 or 4.

          "Plan" means the Playtex Products, Inc. Deferred Benefit Equalization Plan, formerly known as the Deferred Benefit Equalization Plan of Playtex Products, Inc. and Certain Subsidiary Corporations, as set forth herein, and as the same may be amended from time to time.

          "Plan Administrator" means the Company or such person or committee that the Company may charge with responsibility for administration of the Plan, or any individual or individuals to whom such committee has delegated some or all of its authority hereunder.

          "Plan Year" means the calendar year.

          "Retirement Account" means an Employee's account under the Retirement Plan.

          "Retirement Committee" has the same meaning as set forth in the Retirement Plan.

          "Retirement Plan" means the Playtex Profit-Sharing Retirement Plan, as the same may be amended from time to time.

          "Separation from Service" means, for any Participant, his termination of employment due to reasons other than death, including Disability or any absence that causes him to cease to be an Employee.

          "Trust Agreement" means the Deferred Benefit Equalization Plan of Playtex Products, Inc. and Certain Subsidiary Corporations Rabbi Trust, dated March 21, 2001, as the same may be amended from time to time.

          "Valuation Date" means the last business day of each calendar quarter and any other day or days determined by the Plan Administrator.

        Section 1.02    Gender and Number.    The masculine pronoun shall include the feminine; the singular shall include the plural; and vice versa.

ARTICLE 2

BENEFITS

        Section 2.01    Participant Compensation Deferral.

        (a)  Each Eligible Employee may elect in writing to receive a portion of his future Earnings for the Plan Year, as determined in paragraph (b), as deferred compensation, subject to such rules and procedures as the Plan Administrator deems appropriate. Any amount so deferred shall be in addition to the amount of his deferral under the Retirement Plan. Each such election shall be made once every Plan Year no later than the December 1st that is immediately prior to the Plan Year with respect to which the Earnings are earned or otherwise payable. Any Compensation Deferral election shall be irrevocable with respect to the Plan Year to which it pertains.

        (b)  An Eligible Employee may defer up to 100% of the MIP or Sales Bonus paid for the Plan Year to his Account for a Plan Year.

        (c)  An Eligible Employee may defer between 2% and 13% of his Earnings not otherwise deferred pursuant to Section 2.01(b); provided that in no event shall a Participant's Compensation Deferral election hereunder be given effect before the Participant has made the maximum contribution to the Retirement Plan that is permissible under section 402(g) or 401(a)(4) of the Code.

        (d)  The Earning amounts deferred by a Participant under this Section 2.01 shall be credited to a Participant's Compensation Deferral Account in accordance with Section 2.05.

        Section 2.02    Company Matching Contributions.

        (a)  For each payroll period, a Participant's Company Matching Account shall be credited by the Company with an amount for such Plan Year that is equal to 50% (or such other rate as may then be in effect under the Retirement Plan) of the first 4% of his Earnings deferred under both the Retirement Plan and this Plan, minus any Company matching contributions credited to the Participant's Retirement Account.

        (b)  Subject to such reasonable rules as may be prescribed by the Plan Administrator, Company matching contribution amounts under this Section 2.02 shall be credited to a Participant's Company Matching Account as of the date any such amounts would have been credited to the Participant under the Retirement Plan but for the limitations of Code sections 401(a)(4) and 402(g).

        Section 2.03    Company Profit Sharing Contributions.

        (a)  For each Plan Year a Participant's profit sharing contribution is limited in the Retirement Plan as a result of Code sections 415 and 401(a)(17), a Participant's Company Profit Sharing Account shall be credited by the Company with an amount for such Plan Year that is equal to the profit sharing contribution amount that would have been credited to the Participant under the Retirement Plan but for the limitations of Code sections 415 and 401(a)(17) minus the amount actually credited to the Participant's Retirement Account for such Plan Year.

        (b)  Subject to such reasonable rules as may be prescribed by the Plan Administrator, Company profit sharing contribution amounts under this Section 2.03 shall be credited to a Participant's Company Profit Sharing Account as of the date any such amounts would have been credited to the Participant under the Retirement Plan but for the limitations of Code sections 415 and 401(a)(17).

        Section 2.04    Investment of Account.    A Participant's Account shall be deemed to be invested in the investment media selected by the Participant, which investment media are made available under the Plan in the sole discretion of the Plan Administrator and which may be the same as or comparable to the investments offered to Participants under the Retirement Plan, as determined in the sole discretion of the Plan Administrator. To the extent the investment media in the Plan and the Retirement Plan are the same, a Participant's election to change the investment option(s) which govern the Participant's Retirement Account shall serve as an election to change the constructive interest rate(s) earned by the Participant's Account.

        The Plan Administrator shall provide a statement at least quarterly to the Participant showing such information as is appropriate, including the aggregate amount in his Account, as of a reasonably current date.

        Section 2.05    Valuation of Account.

        (a)  The Company shall establish a bookkeeping Account to which will be credited an amount equal to the Participant's Compensation Deferrals hereunder. Compensation Deferrals shall be allocated to a Participant's Account as soon as administratively feasible coinciding with the pay period from which they are deducted. The Account shall be reduced to reflect any withdrawals or distributions from such Account. Such reductions shall be charged to the Account as of the date such distributions are made.

        (b)  As of each Valuation Date, net interest (determined as if the Account is invested in the manner set forth under Section 2.04, hereof) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant's Account.

ARTICLE 3

DISTRIBUTIONS TO PARTICIPANTS

        Section 3.01    Distribution Upon Separation from Service.    Upon a Participant's Separation from Service, the Participant's vested Account balance shall be paid in cash, in one lump sum payment, unless the Participant elects, at such time and in such manner as determined by the Plan Administrator, to receive equal annual installments over a designated period certain, not to exceed 15 years or the Participant's life expectancy. Such election shall be irrevocable, except as provided in Section 3.04 below. The payment shall commence in the January of the year following the Participant's Separation from Service, unless the Participant elects, at such time and in such manner as determined by the Plan Administrator, to commence payment at a later date; provided however that payment must commence no later than the date a Participant attains age 70 1/2.

        Section 3.02    Distribution Following a Change of Control.    Subject to the Company's right to amend or terminate the Plan under Article 8, following a Change of Control, the Plan shall continue to exist to the extent the Retirement Plan continues to exist. Subject to the Company's right to amend or terminate the Plan under Article 8, following a Change of Control, the Plan may be terminated if the Retirement Plan is terminated or merged with another qualified plan maintained by a successor to the Company or its affiliate, and it is determined by the Company in its sole discretion that the assets contained in the rabbi trust that is associated with the Plan will not be transferred to a successor trustee. If the assets of the rabbi trust are transferred to a successor trustee, the terms of the trust agreement shall not grant the Company any additional rights other than the Company's rights under the trust agreement in effect on the date the Change of Control occurs. If the Plan is terminated pursuant to this Section, the Participant's vested Account balance, or remaining vested Account balance if payments have commenced, shall be paid in cash, in one lump sum payment, as soon as practicable following the termination date.

        Section 3.03    Withdrawals On Account of Hardship.    Prior to the date a Participant becomes entitled to a distribution under Section 3.01, a Participant may request, and the Plan Administrator, in its sole and absolute discretion, may approve, a withdrawal in the form of a single sum of all or a portion of the Participant's vested Account on account of a Hardship. The Plan Administrator may request the Participant to provide such information as it deems necessary and proper for it to determine the existence of a Hardship. The Plan Administrator shall review the Participant's request and determine the extent, if any, to which such request is justified. Any such withdrawal shall be limited to an amount reasonably necessary to meet the Hardship, but not more than the amount of benefit to which the Participant would be entitled if his employment were terminated.

        Section 3.04    Acceleration of Payments.    Notwithstanding any other provision of the Plan, if the Plan Administrator determines, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, a decision by a court of competent jurisdiction involving a Participant, or a closing agreement involving a Participant made under section 7121 of the Code that is approved by the Commissioner, that such Participant or Beneficiary has recognized or will recognize income for Federal income tax purposes with respect to the Compensation Deferrals that are or will be payable to the Participant or Beneficiary under this Article 3 before they otherwise would be paid to the Participant or the Beneficiary, upon the request of the Participant or Beneficiary, the Plan Administrator shall immediately make distribution from the Plan to the Participant or Beneficiary of the amount so taxable in one lump sum.

        Section 3.05    Offset to Distributions.    Notwithstanding anything to the contrary hereunder, if a Participant owes any amounts to the Company at the time the distribution of his Account balance first becomes due, the Company reserves the right to offset such amounts against the amount of the Participant's Account balance, subject to any applicable laws. For purposes of this Section 3.05, the offset shall be applied so as to include any fines, penalties, damages or any other amounts (including attorneys' fees) imposed on or paid by the Company as a result of any criminal investigation, arrest or indictment of the Participant for conduct that took place during the Participant's employment as an employee of the Company.

ARTICLE 4

DEATH BENEFITS

        Section 4.01    Distribution of Account Upon Death of Participant.    In the event of a Participant's death prior to the complete distribution of his vested Account pursuant to Article 3, the value of the Participant's remaining Account under the Plan shall be paid to the Participant's Beneficiary in cash in a single sum as soon as administratively practicable following the completion of the first valuation of the Participant's Account pursuant to Section 2.05 which coincides with or next follows the Participant's death. Notwithstanding the preceding sentence, if a Participant is receiving a distribution of his Account in installment payments at his death, such installment payments shall continue to be made to the Participant's beneficiary.

        Section 4.02    Designation of Beneficiary.    For purposes of Section 4.01 hereof, the Participant's Beneficiary shall be the person or persons so designated by the Participant in a written instrument submitted to the Plan Administrator. In the event the Participant fails to properly designate a Beneficiary, his Beneficiary shall be the Participant's surviving spouse or, if none, his estate.

ARTICLE 5

VESTING

        Section 5.01    Vesting of Compensation Deferrals.    A Participant, at all times, shall have a fully (100%) vested interest in the balance of his Account attributable to Compensation Deferrals made pursuant to Section 2.01.

        Section 5.02    Vesting of Company Matching Contributions and Company Profit Sharing Contributions.    A Participant's Company matching contributions under Section 2.02 and Company profit sharing contributions under 2.03 are subject to the vesting rules under the Retirement Plan for such contributions.

ARTICLE 6

FUNDING

        Section 6.01    Funding of Benefits.    All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure such payments. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind, or as creating in any Participant or any other person any right, title or beneficial ownership interest in or to any assets of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be treated as unfunded for Federal income tax purposes and for purposes of Title I of ERISA. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company has established the Trust Agreement to serve as the funding vehicle for the benefits described in Articles 2 and 4 hereof. In any event, the obligation of the Company hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant shall have any right to any specific assets of the Company.

ARTICLE 7

ADMINISTRATION

        Section 7.01    Plan Administrator.    The Plan Administrator shall be the administrator of the Plan for purposes of ERISA.

        Section 7.02    Duties and Powers of Plan Administrator.    The Plan Administrator shall have full power and authority to construe, interpret and administer this Plan and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and, subject to Section 7.03, the Plan Administrator's actions in doing so shall be final and binding on all persons interested in the Plan. The Plan Administrator may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

        Section 7.03    Claims Procedure.

        (a)  The Company will advise each Participant and Beneficiary of any benefits to which he is entitled under the Plan. If any person believes that the Company has failed to advise him of any benefit to which he is entitled, he may file a written claim with the Plan Administrator. The claim shall be reviewed, and a response provided, within 90 days after receiving the claim unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. Any claimant who is denied a claim for benefits shall be provided with written notice setting forth:

          (1)  the specific reasons or reasons for the denial;

          (2)  reference to the specific Plan provisions on which denial is based;

          (3)  a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (4)  an explanation of the claim review procedure set forth in paragraph (b), below, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

        (b)  Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Plan Administrator. The Plan Administrator may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his duly authorized representative may upon request and free of charge, have access to and copies of all documents, records and other information relevant to the claimant's claim for benefits and may submit issues, documents, records, comments and other information relating to his claim in writing. The Plan Administrator shall make a decision promptly, and not later than 60 days after the Plan Administrator's receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Plan Administrator deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, specific references to the pertinent Plan provisions on which the decision is based, and a statement advising the claimant of his right to bring a civil action under section 502(a) of ERISA.

ARTICLE 8

AMENDMENT AND TERMINATION

        Section 8.01    Authority to Amend.    The Company may amend the Plan at any time in any manner whatsoever. Notwithstanding the above, no amendment shall operate to reduce the benefit amount accrued on behalf of a Participant as of date of the amendment.

        Section 8.02    Right to Terminate.    The continued existence of the Plan is completely voluntary and is not assumed as a contractual obligation of the Company. The Company shall have the right at any time for any reason to terminate the Plan, by action of the Plan Administrator; provided, however, that the Plan termination shall not operate to reduce the amount accrued on behalf of a Participant as of the date of the Plan's termination.

ARTICLE 9

MISCELLANEOUS

        Section 9.01    No Right to Employment.    Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of the Company.

        Section 9.02    No Compensation for Other Benefits.    Any amounts paid hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangement established by the Company for the benefit of its employees.

        Section 9.03    Rights and Obligations.    The rights and obligations created hereunder shall be binding on a Participant's heirs, executors and administrators and on the successors and assigns of the Company.

        Section 9.04    Payments to Representatives.    If any Participant or Beneficiary entitled to receive any benefits hereunder is determined by the Plan Administrator, or is adjudged, to be legally incapable of giving valid receipt and discharge for such benefits, the benefits shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or Beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Plan Administrator may designate. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

        Section 9.05    Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

        Section 9.06    Nonalienation.    Except as hereinafter provided with respect to family disputes, the rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void. In cases of family disputes, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that arises out of the Company's obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. For purposes of this Section 9.06, "family dispute" means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Participant.

        Section 9.07    Limitations on Obligations.    Neither the Company nor any member of a committee appointed by the Plan Administrator, nor any member of the Board shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan. The Company shall indemnify and hold harmless each member of any committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud or bad faith.

        Section 9.08    Withholding.    If the Company is required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Company shall be entitled to deduct and withhold such amounts from any cash payment made pursuant to this Plan.

        Section 9.09    Lost Payees.    Any benefit payable under the Plan shall be deemed forfeited if the Plan Administrator is unable to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit may be reinstated, in the discretion of the Plan Administrator, if a claim is made by the Participant or Beneficiary for the forfeited benefit.

        IN WITNESS WHEREOF, and as evidence of the adoption of the Plan by the Company as of the Effective Date, the Company has caused this Plan to be executed in its name and behalf this 10th day of January, 2002, by its officer thereunto duly authorized.

Playtex Products, Inc.
By:	/s/ FRANK M. SANCHEZ
/s/ JULIE A. SASS

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PLAYTEX PRODUCTS, INC. DEFERRED BENEFIT EQUALIZATION PLAN
TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS AND CONSTRUCTION
ARTICLE 2 BENEFITS
ARTICLE 3 DISTRIBUTIONS TO PARTICIPANTS
ARTICLE 4 DEATH BENEFITS
ARTICLE 5 VESTING
ARTICLE 6 FUNDING
ARTICLE 7 ADMINISTRATION
ARTICLE 8 AMENDMENT AND TERMINATION
ARTICLE 9 MISCELLANEOUS